AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this "*Amendment*") is entered into to be effective as of January 1, 2022, by George Archos, an individual resident of the State of Florida ("*Executive*"), and Verano Holdings Corp., a British Columbia corporation (the "*Company*").

Preliminary Statements

A. Executive and the Company entered into an Employment Agreement, dated as of February 18, 2021, which sets forth the terms of Executive's employment with the Company (the "*Employment Agreement*"). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Employment Agreement.

B. Executive and the Company desire to amend the Employment Agreement to (i) reflect Executive's current position and duties with the Company, and (ii) increase the Base Salary, in each case effective as of January 1, 2022.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Agreement

1. Position and Duties. Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

> "(a) Effective as of January 1, 2022 and during the remainder of the Employment Period, Executive shall serve as the Chief Executive Officer, of the Company, or shall serve in such other officer positions of the Company as may be mutually agreed to by Executive and the Company. In connection therewith, Executive shall render such administrative, executive and managerial services to the Company and its subsidiaries and have the responsibilities and authority which are consistent with Executive's position, subject to the power and authority of the Company's Board of Directors (the "*Board*") to expand or limit such duties, responsibilities, functions and authority."

2. Base Salary. Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

> "(a) Salary. Effective as of January 1, 2022 and during the remainder of the Employment Period, the Company shall pay Executive a base salary of no less than an annual rate of US$475,000, payable in regular installments in accordance with the Company's usual payment practices and subject to required withholdings and taxes (the "*Base Salary*")."

3. Complete Agreement; Binding Agreement. This Amendment together with the Employment Agreement, as amended hereby, embodies the complete agreement and

DocuSign Envelope ID: 0A49DC60-4FC4-4BEA-BBE1-5136FBF50961

understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including without limitation, any Prior Agreement. Each of Executive and the Company agrees and acknowledges that the Employment Agreement, as amended by this Amendment, is in full force and effect in accordance with its terms and is binding on such party in accordance with its terms.

4. **Signatures; Counterparts**. This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile signature, portable document format (.pdf) signature or signature sent by electronic transmission will be considered an original signature.

5. **Incorporation by Reference.** All other provisions of the Employment Agreement not amended and restated pursuant to this Amendment are hereby incorporated by reference herein for all purposes, *mutatis mutandis*.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth above.

THE COMPANY:

Verano Holdings Corp.

By: */s/ Darren Weiss*
Darren Weiss,
Chief Operating, Chief Legal Counsel,
General Counsel and Secretary

EXECUTIVE:

/s/ George Archos
George Archos